RIDER FOR NEW DIVISIONS

This rider is added to the Group Annuity Contract issued by us of which it is a part. All terms defined in the contract have the same meaning where used in this rider. The effective date of this rider is the latest of (i) the Contract Date,
(ii) the date this rider is approved for use in the state of issue, or (iii) the date stated in the amendment adding it to the contract.

The purpose of this rider is to add five new Divisions to the contract and change the name of the Common Stock Division to the Capital Accumulation Division.

This rider modifies the contract as follows:

1. By striking the words "Common Stock Division" wherever they appear and substituting in their place the words "Capital Accumulation Division".

2. By striking the first paragraph of Article II, Section 2 and substituting the following:

     SECTION 2--SEPARATE ACCOUNT B. We have established and will maintain a separate account called Principal Mutual Life Insurance Company Separate Account B (Separate Account B). Separate Account B is divided into several Divisions. The Divisions of Separate Account B available on the Contract Date for Contributions are the Capital Accumulation Division, Government Securities Division, Money Market Division, Growth Division, Emerging Growth Division, World Division, Balanced Division and Bond Division. Each Division invests amounts credited in a Mutual Fund at net asset value. Any and all distributions made by a Mutual Fund in respect of its shares held by Separate Account B will be reinvested in additional shares of such Mutual Fund, at net asset value. A redemption of Mutual Fund shares by Separate Account B is at net asset value. We reserve the right to change the Mutual Funds in which Separate Account B invests as provided in Article VII, Section 18.

                                         PRINCIPAL MUTUAL LIFE INSURANCE COMPANY

                                             /s/ David J. Drury
                                           PRESIDENT


GPR 37922                                                                 (9407)